Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VIROPHARMA INCORPORATED,

HAE ACQUISITION CORP.,

AND

LEV PHARMACEUTICALS, INC.

Dated as of July 15, 2008

5.19	REGULATORY MATTERS	20
5.20	STATE TAKEOVER LAWS	22
5.21	REAL PROPERTY	22
5.22	INSURANCE	22
5.23	FOREIGN CORRUPT PRACTICES AND INTERNATIONAL TRADE SANCTIONS	22
5.24	COMMERCIAL RELATIONSHIPS	23
5.25	CHARTER PROVISIONS	23
5.26	BROKERS AND FINDERS	23
5.27	OPINION OF FINANCIAL ADVISOR	23
5.28	NO OTHER REPRESENTATIONS OR WARRANTIES	23

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		23
6.1	ORGANIZATION, STANDING, AND POWER	24
6.2	AUTHORITY; NO BREACH BY AGREEMENT	24
6.3	CAPITAL STOCK	25
6.4	BUYER SUBSIDIARIES	25
6.5	SEC FILINGS; FINANCIAL STATEMENTS	25
6.6	ABSENCE OF UNDISCLOSED LIABILITIES	27
6.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	27
6.8	TAX MATTERS	27
6.9	ASSETS	27
6.10	INTELLECTUAL PROPERTY	28
6.11	COMPLIANCE WITH LAWS	28
6.12	LABOR RELATIONS	28
6.13	EMPLOYEE BENEFIT PLANS	29
6.14	MATERIAL CONTRACTS	29
6.15	LEGAL PROCEEDINGS	29
6.16	STATEMENTS TRUE AND CORRECT	30
6.17	AUTHORITY OF SUB	30
6.18	REGULATORY MATTERS	30
6.19	RIGHTS AGREEMENT	31
6.20	BROKERS AND FINDERS	31
6.21	INVESTMENT COMPANY	31
6.22	NECESSARY FUNDS	31

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		31
7.1	AFFIRMATIVE COVENANTS OF TARGET	31
7.2	NEGATIVE COVENANTS OF TARGET	32
7.3	COVENANTS OF BUYER	33
7.4	ADVERSE CHANGES IN CONDITION	34
7.5	NO CONTROL OF OTHER PARTY’S BUSINESS; OTHER ACTIONS	34

ARTICLE 8 ADDITIONAL AGREEMENTS		35
8.1	REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL	35
8.2	OTHER OFFERS, ETC.	36
8.3	EXCHANGE LISTING	37
8.4	ANTITRUST NOTIFICATION; CONSENTS OF REGULATORY AUTHORITIES	37
8.5	FILING WITH STATE OFFICE	38

iii

8.6	AGREEMENT AS TO EFFORTS TO CONSUMMATE	38
8.7	INVESTIGATION AND CONFIDENTIALITY	38
8.8	PRESS RELEASES	39
8.9	STATE TAKEOVER LAWS	39
8.10	CHARTER PROVISIONS	39
8.11	EMPLOYEE BENEFITS AND CONTRACTS	39
8.12	INDEMNIFICATION	40
8.13	WARRANT AGREEMENTS	42

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		42

9.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	42
9.2	CONDITIONS TO OBLIGATIONS OF BUYER	43
9.3	CONDITIONS TO OBLIGATIONS OF TARGET	44

ARTICLE 10 TERMINATION		45

10.1	TERMINATION	45
10.2	EFFECT OF TERMINATION	46
10.3	NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS	46

ARTICLE 11 MISCELLANEOUS		46

11.1	DEFINITIONS	46
11.2	EXPENSES; TERMINATION FEE	56
11.3	ENTIRE AGREEMENT	58
11.4	AMENDMENTS	58
11.5	WAIVERS	58
11.6	ASSIGNMENT	59
11.7	NOTICES	59
11.8	GOVERNING LAW	60
11.9	COUNTERPARTS	60
11.10	CAPTIONS; ARTICLES AND SECTIONS	60
11.11	INTERPRETATIONS	60
11.12	ENFORCEMENT OF AGREEMENT	60
11.13	WAIVER OF JURY TRIAL	61
11.14	SEVERABILITY	61

iv

EXHIBIT INDEX

Exhibit	Description
Exhibit 1	CVR Agreement
Exhibit 2	Voting Agreement
Exhibit 3	Orderly Sale Agreement

v

INDEX TO

BUYER DISCLOSURE MEMORANDUM

AND

TARGET DISCLOSURE MEMORANDUM

Target Disclosure Memorandum

Section 5.2	Authority of Target; No Breach By Agreement.
Section 5.3	Capital Stock.
Section 5.4	Target Subsidiaries.
Section 5.6	Absence of Undisclosed Liabilities.
Section 5.7	Absence of Certain Changes or Events.
Section 5.8	Tax Matters.
Section 5.9	Assets.
Section 5.10	Intellectual Property.
Section 5.12	Compliance with Laws.
Section 5.14	Employee Benefit Plans.
Section 5.15	Material Contracts.
Section 5.16	Legal Proceedings.
Section 5.18	Target Product Candidates; Supply Arrangements.
Section 5.19	Regulatory Matters.
Section 5.21	Real Property.
Section 5.24	Commercial Relationships.
Section 7.2	Negative Covenants of Target.
Section 8.11	Employee Benefits and Contracts.
Section 9.1	Consents and Approvals.

Buyer Disclosure Memorandum

Section 6.3(b)	Capital Stock.
Section 6.7	Absence of Certain Changes or Events.
Section 6.8	Tax Matters.
Section 6.14	Material Contracts.
Section 6.20	Brokers and Finders.

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We hereby undertake to furnish supplementally to the Securities and Exchange Commission copies of any omitted schedules and exhibits upon request therefor by the Securities and Exchange Commission

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 15, 2008, by and among VIROPHARMA INCORPORATED (“Buyer”), a Delaware corporation; HAE ACQUISITION CORP. (“Sub”), a Delaware corporation; and LEV PHARMACEUTICALS, INC. (“Target”), a Delaware corporation.

Preamble

The board of directors of Target has determined that it is in the best interests of Target and its stockholders, and declared it advisable, to enter into this Agreement with Buyer and Sub. The board of directors of Sub and Buyer have determined that it is in the best interests of Buyer and Sub and their respective stockholders, and declared it advisable, to enter into this Agreement with Target. This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Sub with and into Target. At the Effective Time, the outstanding shares of the capital stock of Target shall be converted into the right to receive a cash payment from Buyer (including contingent cash payments pursuant to the CVRs) and shares of the common stock of Buyer (except as provided herein). As a result, upon the terms and subject to the conditions of this Agreement, stockholders of Target shall become stockholders of Buyer, and Target shall continue to conduct its business and operations as a wholly owned subsidiary of Buyer. The transactions described in this Agreement are subject to the approval of the stockholders of Target, the expiration of the required waiting period under the HSR Act and the satisfaction of certain other conditions described in this Agreement.

The board of directors of Buyer has unanimously approved this Agreement, the Contingent Value Rights Agreement in substantially the form attached as Exhibit 1 (the “CVR Agreement”) to be entered into by Target and Buyer, the Merger and the other transactions contemplated hereby.

The boards of directors of Target and Sub have unanimously approved this Agreement and the CVR Agreement and determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, subject to the terms and conditions hereof and in accordance with the provisions of the Delaware General Corporation Law (as amended, the “DGCL”).

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain of the holders of the outstanding shares of Target Common Stock have executed and delivered to Buyer an agreement in substantially the form of Exhibit 2 (the “Voting Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Voting Agreement, to vote the shares of Target Common Stock over which such Persons have voting power to approve and adopt this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

On the terms and subject to the conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Target in accordance with the provisions of the DGCL and with the effects provided in the DGCL (the “Merger”). Target shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Buyer and shall continue to be governed by the Laws of the State of Delaware. From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Target and Sub, and all of the claims, obligations, liabilities, debts and duties of Target and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M., or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the second business day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 9, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto.

1.3	Effective Time.

Concurrently with the Closing, the Target, Buyer and Sub shall cause the Certificate of Merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time”.

ARTICLE 2

TERMS OF MERGER

2.1	Charter.

The certificate of incorporation of Target, as amended pursuant to the Certificate of Merger, in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until (subject to Section 8.12(d)) duly amended or repealed.

2.2	Bylaws.

The bylaws of Target in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until (subject to Section 8.12(d)) duly amended or repealed.

2.3	Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time until their successors are duly elected and qualified in accordance with the bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time until their successors are duly elected and qualified in accordance with the bylaws of the Surviving Corporation.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1	Conversion of Shares.

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) The shares of capital stock of Buyer shall not be converted or exchanged in any manner, but each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall continue from and after the Effective Time to represent one issued and outstanding share of Buyer.

(b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(c) Each share of Target Common Stock (excluding shares held by any Target Entity or any Buyer Entity, and excluding shares held by stockholders who perfect their statutory dissenters’ rights as provided in Section 3.4) issued and outstanding at the Effective Time shall be converted into and exchanged for the right to receive (i) that number of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the quotient determined by dividing $0.50 by the Average Closing Price and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, that if the Average Closing Price is less than $10.03, the Exchange Ratio will be 0.050, and if the Average Closing Price is greater than $15.68, the Exchange Ratio will be 0.032 (the “Stock Consideration”), (ii) a cash payment in the amount of $2.25 per share, without interest (the “Cash Consideration”), and (iii) one contingent value right (a “CVR”) which shall represent the right to receive the First CVR Payment Amount of $0.50 per share and the Second CVR Payment Amount of $0.50 per share (each as defined in the CVR Agreement), if any, in cash. The Stock Consideration, Cash Consideration and CVR to be received in respect of each share of Target Common Stock pursuant to this Section 3.1(c) are collectively referred to as the “Merger Consideration”. “Average Closing Price” means the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive trading days on which such shares are actually traded on the Nasdaq Stock Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Buyer) ending at the close of trading on the second trading day immediately preceding the Closing Date).

(d) Pursuant to the Buyer Rights Agreement, each share of Buyer Common Stock issued in connection with the Merger upon conversion of Target Common Stock shall be accompanied by a Buyer Right.

3.2	Anti-Dilution Provisions.

If, between the date of this Agreement and the Effective Time, the outstanding shares of Target Common Stock or Buyer Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 3.6 and any other number or amount contained herein which is based upon the price of Buyer Common Stock, including the Average Closing Price, or the number of shares of Target Common Stock or Buyer Common Stock, as the case may be, shall be correspondingly adjusted to provide the holders of Target Common Stock, Target Options and other awards under the Target Option Plan, the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to Target Options and other awards made under the Target Option Plan, any such adjustments shall be made only to the extent required under the applicable Target Option Plan.

3.3	Shares Held by Target or Buyer.

Each of the shares of Target Common Stock held by any Target Entity (including shares of Target Common Stock held in treasury by Target) or by any Buyer Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4	Dissenting Stockholders.

Any holder of shares of Target Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Target the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Target fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Buyer shall issue and deliver the consideration to which such holder of shares of Target Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the shares of Target Common Stock held by such holder.

3.5	Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock or Target Options exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all shares delivered by such holder and aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

3.6	Stock Options and Restricted Stock.

(a) Each option to purchase one share of Target Common Stock granted by Target, whether granted pursuant to the Target Option Plan (individually a “Target Plan Option”) or otherwise (collectively, including Target Plan Options, the “Target Options”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Target Option, be cancelled and converted into the right to receive: (i) the Stock

Consideration, (ii) a cash amount equal to the Cash Consideration less the applicable exercise price per share of such Target Option, and (iii) a CVR (the “Option Consideration”). The Option Consideration shall be subject to reduction for applicable withholding taxes, with such reduction occurring first from the Cash Consideration portion of the Option Consideration and then the Stock Consideration portion of the Option Consideration (based on the Average Closing Price).

(b) Effective immediately prior to the Effective Time, any then outstanding shares of restricted Target Common Stock issued pursuant to the Employment Agreements (the “Restricted Stock”) shall become fully vested and all restrictions thereon shall lapse and, at the Effective Time, shall be converted into the right to receive the Merger Consideration.

(c) The board of directors of Target or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Target of Target Common Stock, Target Options or other equity securities of Target pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

ARTICLE 4

EXCHANGE OF SHARES

4.1	Exchange Procedures.

(a) At or prior to the Effective Time, Buyer shall deposit with the Buyer’s transfer agent or another exchange agent selected by Buyer and which is reasonably acceptable to Target (the “Exchange Agent”), for exchange in accordance with this Section 4.1, the shares of Buyer Common Stock issuable pursuant to this Agreement, cash in an amount sufficient to permit payment of the aggregate Cash Consideration. Promptly after the Effective Time, but in no event later than two business days after the Effective Time, Buyer and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of either certificated shares (such certificates, the “Certificate” or “Certificates”) or uncertificated shares (the “Uncertificated Shares”) of Target Common Stock immediately prior to the Effective Time, appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates or Uncertificated Shares shall pass, only upon proper delivery of such Certificates or Uncertificated Shares to the Exchange Agent). Each holder of shares of Target Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Target Common Stock represented by a Certificate or Uncertificated Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and duly endorsed as the Exchange Agent may require or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) in the case of book-entry of Uncertificated Shares. In the event of a transfer of ownership of shares of Target Common Stock represented by Certificates or Uncertificated Shares that are not registered in the transfer records of Target, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates or Uncertificated Shares representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The

Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

(b) After the Effective Time, each holder of shares of Target Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender or transfer the Certificate or Certificates or Uncertificated Shares representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1. Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of Target Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Certificate or Certificates or Uncertificated Shares for exchange as provided in this Section 4.1.

(c) Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be. Any such withholding shall be made first from the Cash Consideration and second from the Stock Consideration.

(d) Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Target Common Stock for one year after the Effective Time shall be returned to the Surviving Corporation (together with any dividends or earnings in respect thereof). Any holders of Target Common Stock who have not theretofore complied with this Article 4 shall thereafter be entitled to look only to Buyer, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Target Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(e) Any other provision of this Agreement notwithstanding, none of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Target Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.2	Rights of Former Target Stockholders.

At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate or Uncertificated Share theretofore representing shares of Target Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Target in respect of such shares of Target Common Stock in accordance with the terms of this

Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate or Uncertificated Share until such holder surrenders such Certificate or Uncertificated Share for exchange as provided in Section 4.1. However, upon surrender of such Certificate or Uncertificated Share, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate or Uncertificated Share. To the extent permitted by Law, former holders of record of shares of Target Common Stock shall be entitled to vote after the Effective Time at any meeting of Buyer stockholders the number of whole shares of Buyer Common Stock into which their respective shares of Target Common Stock are converted, regardless of whether such holders have exchanged their Certificates or Uncertificated Shares representing Target Common Stock for shares of Buyer Common Stock in accordance with the provisions of this Agreement; provided, that beginning 30 days after the Effective Time no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Uncertificated Shares for exchange as provided in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TARGET

Except (i) as set forth in the Target Disclosure Memorandum (it being understood and agreed that any matter disclosed in any section of the Target Disclosure Memorandum will be deemed to be disclosed in any other section of the Target Disclosure Memorandum to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section) or (ii) as set forth in the Target SEC Documents (excluding any disclosures set forth in any section of a filed Target SEC Document entitled “Risk Factors” or “Forward Looking Statements” or any other disclosures included in such filings to the extent that they are similarly non-specific or predictive or forward-looking in nature) filed by Target on or after January 1, 2007 and prior to the date of this Agreement, to the extent that it is reasonably apparent on the face of the disclosed information that such disclosure is of an exception to one or more of the following representations and warranties contained in this Article 5, the Target hereby represents and warrants to Buyer and Sub as follows:

5.1	Organization, Standing, and Power.

Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

5.2	Authority of Target; No Breach By Agreement.

(a) Target has the corporate power and authority necessary to execute, deliver, and, other than with respect to consummation of the Merger, perform this Agreement and all other agreements, documents and instruments to be executed by it in connection herewith and with respect to the consummation of the Merger, upon the approval and adoption of this Agreement and the Merger by Target’s stockholders in accordance with this Agreement and applicable Law, including the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Target Common Stock as contemplated by Section 8.1, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Target. Subject to such stockholder approval of this Agreement, this Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws or other governing documents of any Target Subsidiary, (ii) except as disclosed in Section 5.2 of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law, Order, Permit or Contract applicable to any Target Entity or any of their respective material Assets, except, in the case of clauses (ii) and (iii) above, where such Default or Lien, or the failure to obtain such Consent, is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws (including filing the Certificate of Merger pursuant to the DGCL), and the rules of the OTC Bulletin Board or Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target of the Merger and the other transactions contemplated in this Agreement.

5.3	Capital Stock.

(a) The authorized capital stock of Target consists of (i) 220,000,000 shares of Target Common Stock, of which 142,667,157 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights granted by Target to the current or past stockholders of Target.

(b) Except (i) as disclosed in Section 5.3(b) of the Target Disclosure Memorandum and (ii) for changes since the date of this Agreement resulting from the exercise of Equity Rights outstanding on the date of this Agreement, there are no shares of capital stock or other equity securities of Target outstanding and no outstanding Equity Rights relating to the capital stock of Target. Except as set forth in Sections 5.3(a) and (b), no Person has any Contract or any right or privilege (whether pre-emptive or contractual) granted by Target for the purchase, subscription or issuance of any equity securities of Target.

(c) Target has provided true and complete copies of each form of agreement evidencing each Equity Right issued by Target and each form of agreement evidencing any Restricted Stock. All options, warrants and other Equity Rights for Target capital stock are duly authorized, validly and properly issued, and nonassessable. All options, warrants and other Equity Rights to acquire Target capital stock were issued in compliance with all applicable federal and state securities Laws.

(d) All of the issued and outstanding shares of capital stock of Target were issued in compliance with all applicable federal and state securities Laws.

5.4	Target Subsidiaries.

Section 5.4 of the Target Disclosure Memorandum sets forth the Target Subsidiary (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership). Target owns all of the issued and outstanding shares of capital stock of the Target Subsidiary. No capital stock of the Target Subsidiary is or may become required to be issued (other than to Target) by reason of any Equity Rights, and there are no Contracts by which the Target Subsidiary is bound to issue (other than to Target) additional shares of its capital stock or Equity Rights or by which Target is or may be bound to transfer any shares of the capital stock of the Target Subsidiary. There are no Contracts relating to the rights of Target to vote or to dispose of any shares of the capital stock of any Target. All of the shares of capital stock of the Target Subsidiary held by Target are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which the Target Subsidiary is incorporated or organized and are owned by Target free and clear of any Lien, except set forth in Section 5.4 of the Target Disclosure Memorandum. Except as set forth in Section 5.4 of the Target Disclosure Memorandum, the Target Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. The Target Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Except as set forth on Section 5.4 of the Target Disclosure Memorandum, Target has no other Target Subsidiary.

5.5	SEC Filings; Financial Statements.

(a) Target has filed and made available to Buyer (including through the Electronic Data, Gathering, Analysis and Recovery database of the SEC) all SEC Documents required to be filed by Target since December 31, 2005 (the “Target SEC Reports”). The Target SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Target SEC Reports or necessary in order to make the statements in such Target SEC Reports, in light of the circumstances under which they were made, not misleading. No Target Subsidiary is required to file any SEC Documents.

(b) Each of the Target Financial Statements (including, in each case, any related notes) contained in the Target SEC Reports, including any Target SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB or Form 10-Q, as applicable, of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of the Target Entities at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Target maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Target maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the chief executive officer and chief financial officer of Target to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Target’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Target in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Target required under the Exchange Act with respect to such reports.

(e) Since December 31, 2005, Target has not received any oral or written notification of (i) any “reportable condition” or (ii) any “material weakness” in Target’s internal control over financial reporting. The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(f) Target has provided Buyer copies of all material correspondence sent to or received from the SEC by the Target Entities or their respective counsel or accountants since December 31, 2005. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to Target SEC Reports.

5.6	Absence of Undisclosed Liabilities.

(a) Except (i) as reflected or reserved against in the consolidated balance sheet of Target as of March 31, 2008, included in the Target Financial Statements delivered to Buyer prior to the date of this Agreement or reflected in the notes thereto, (ii) as incurred since March 31, 2008 in the ordinary course of business consistent with past business practice, (iii) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement, (iv) for liabilities and obligations disclosed in Section 5.6 of the Target Disclosure Memorandum, or (v) for liabilities and obligations incurred under any Contract to which any Target Entity is a party or otherwise bound (other than liabilities or obligations thereunder due as a result of breaches of any such Contract by any Target Entity of the terms set forth therein), no Target Entity has incurred any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

5.7	Absence of Certain Changes or Events.

Since March 31, 2008, except as disclosed in the Target Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Target Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and (ii) none of the Target Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would reasonably be expected to represent or would result in a material breach or violation of any of the covenants and agreements of Target provided in Section 7.2.

5.8	Tax Matters.

Except as disclosed in Section 5.8 of the Target Disclosure Memorandum:

(a) All Target Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed and such Tax Returns are true, correct and complete in all material respects. None of the Target Entities is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Target Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Target Entities. Since January 1, 2002, no claim has ever been made in writing by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.

(b) None of the Target Entities has received any notice in writing of an assessment or proposed assessment in connection with any material Taxes, and there are no pending disputes, claims, audits or examinations regarding any material Taxes of any Target Entity or the assets of any Target Entity. None of the Target Entities has waived any statute of limitations in respect of any material Taxes or agreed to a material Tax assessment or deficiency.

(c) The unpaid Taxes of each Target Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.

(d) Each Target Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(e) None of the Target Entities is a party to any written Tax allocation or sharing agreement and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is parent), or as a transferee or successor.

(f) During the two-year period ending on the date hereof, none of the Target Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) None of the Target Entities has made any payments, is or will be obligated to make any payments (whether as a result of the transactions contemplated by this Agreement or otherwise), or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. None of the Target Entities will be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Target Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) Each of the Target Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(i) No Target Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9	Assets.

Except as disclosed in Section 5.9 of the Target Disclosure Memorandum or as disclosed or reserved against in the Target Financial Statements included in the Target SEC Reports filed with the SEC prior to the date of this Agreement, the Target Entities have good title, free and clear of all Liens, to all of their respective material Assets required to operate the business of the Target Entities as presently conducted.

5.10	Intellectual Property.

(a) Section 5.10(a) of the Target Disclosure Memorandum contains a complete and accurate list of the Registered Intellectual Property owned by the Target Entities and lists, (i) the record owner of such Registered Intellectual Property; and (ii) the jurisdictions in which such Registered Intellectual Property has been issued or registered, or in which an application for registration or issuance is pending. Except as disclosed in Section 5.10(a) of the Target Disclosure Memorandum, a Target Entity owns each material item of Owned Intellectual Property free and clear of any Lien.

(b) The Target Intellectual Property constitutes all Intellectual Property that is currently used or otherwise exploited by the Target Entities in their business as it is currently conducted and as it relates to the development and commercialization of any Target Product Candidate. Each material item of Registered Intellectual Property owned by the Target Entities is valid and subsisting. Except as disclosed in Section 5.10(b) of the Target Disclosure Memorandum, no material Target Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any respect the use, transfer or licensing thereof by any Target Entity.

(c) To the Knowledge of Target, no Person is infringing or misappropriating, or within the past 3 years has infringed or misappropriated, any material Target Intellectual Property.

(d) No Target Entity has received a written notice from any third party alleging, or an opinion of counsel directed to, and the current conduct of Target’s business and/or the development, manufacture, use, sale, offer for sale, importation or other commercial exploitation, of any Target Product Candidate, does not, infringe (without reference to any research or development exemption therefrom) or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction, except as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

(e) The Target Entities have complied in all material respects with all requirements of each applicable Regulatory Authority (including the United States Patent and Trademark Office and foreign counterparts thereof) with respect to the filing and prosecution of the Registered Intellectual Property owned by the Target Entities and material to their respective businesses. Except as disclosed in Section 5.10(e) of the Target Disclosure Memorandum, no Target Entity has received written notice from a third party or has obtained an opinion of counsel addressing any prior art or prior public uses, sales, offers for sale or disclosures which would invalidate any such Registered Intellectual Property (in whole or in part).

(f) The Target Entities have taken reasonable and customary steps to protect the rights of the Target Entities in their material Trade Secrets. All employees of and consultants to the Target Entities with permitted access to material Trade Secrets of the Target Entities are party to written Contracts under which, among other things, each such employee or consultant is obligated to maintain the confidentiality of such Trade Secrets and assign to a Target Entity all Intellectual Property created by such employee or consultant in the scope of employment or consultancy with the Target Entities. All Owned Intellectual Property developed under Contract to the Target Entities has been assigned to a Target Entity or is contractually obligated to be assigned.

5.11	Environmental Matters.

(a) To the Knowledge of Target, each Target Entity is and has been, in compliance in all material respects with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency, or authority in which any Target Entity is or, with respect to threatened Litigation, may be named as a defendant (i) for alleged material noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material by any Target Entity at a site currently or formerly owned, leased, or operated by any Target Entity.

(c) During the period of any Target Entity’s ownership or operation of any properties, there have been no, to the Knowledge of Target, releases, discharges, spillages, or disposals of Hazardous Material by any Target Entity and all operations of the Target Entities on any properties previously or currently used, leased or otherwise being operated by any Target Entity to the Knowledge of Target materially comply with all Environmental Laws. Prior to the period of any Target Entity’s ownership or operation of any properties, to the Knowledge of Target, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property and no Target Entity, to the Knowledge of Target, has expressly by Contract or by operation of Law or otherwise, assumed or succeeded to any Liabilities of any predecessors or any other Person related to environmental matters.

5.12	Compliance with Laws.

(a) Each Target Entity has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except where the failure to be in effect is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(b) Except as disclosed in Section 5.12(b) of the Target Disclosure Memorandum, none of the Target Entities:

(i) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; or

(iii) since December 31, 2005, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (x) asserting that any Target Entity is not, or may not be, in compliance with any Laws or Orders where such noncompliance is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or (y) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) All of the independent contractors of the Target Entities have and do meet the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Target Entity under any applicable Law, in each case, except as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

(d) Each of the Target Entities is in material compliance with all Laws applicable to the Target Entities, including the Laws and regulations enforced by the Drug Enforcement Agency, the Department of Health and Human Services and its constituent agencies, the FDA, the Centers for Medicare & Medicaid Services, and the Office of Inspector General, including the anti-kickback law (Social Security Act §1128B(b)) and analogous Laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, the federal False Claims Act (31 U.S.C. § 3729 et seq.), the federal Social Security Act, the federal False Statements Act, the federal Program Fraud Civil Penalties Act, the federal Health Insurance Portability and Accountability Act, and analogous federal and state Laws, the FCPA and the Laws precluding off-label marketing of drugs. None of the Target Entities, to the Knowledge of Target, is under investigation with respect to, nor have the Target Entities been threatened in writing to be charged with or been given written notice of any violation of, any applicable Law.

(e) Each of the Target Entities is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder.

(f) Section 5.12(f) of the Target Disclosure Memorandum contains a complete and accurate list of all of the Target Entities’ research programs relating to Target’s Product Candidates ongoing immediately prior to the date of this Agreement in one or more specific therapeutic areas or one or more specific biological pathways or targets. All preclinical studies (when required by applicable Law) and clinical trials conducted by or on behalf of any Target Entity have been, and are being, conducted in material compliance with the requirements of Good Laboratory Practice (21 C.F.R. Part 58) and FDA regulations relating to Good Clinical Practice and Clinical Trials (including 21 C.F.R. Part 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56), and all similar local, state, federal and foreign Regulatory Authorities requirements. The Target has obtained any necessary FDA authorization to administer the investigational biological product to humans under an IND, and is in material compliance with all ongoing requirements under 21 C.F.R. Part 312.

(g) The INDs and BLAs filed by the Target Entities filed with the FDA have been filed and maintained, in all material respects, in accordance with applicable Law and regulation so as to permit Target to develop and market the Target Product Candidates. To the extent applicable, the product registration files and dossiers, or similar filings, of the Target Entities have been filed and maintained, in all material respects, in accordance with applicable Law and regulations of all applicable foreign Regulatory Authorities.

(h) No representation or warranty is made in this Section 5.12 with respect to compliance with employee benefit or labor laws, laws with respect to Taxes or Environmental Laws, all of which are covered in other sections of this Agreement.

5.13	Labor Relations.

(a) No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no material strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or, to the Knowledge of Target, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Target, in the past five years, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity.

(b) Target has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and to the Knowledge of Target, Target does not currently employ, nor has Target ever employed, any person who was not permitted to work in the jurisdiction in which such person was employed.

5.14	Employee Benefit Plans.

(a) Target has disclosed in Section 5.14(a) of the Target Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Target Entity or ERISA Affiliate has or reasonably would have any material obligation or Liability (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan.”

(b) Target has delivered to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan descriptions and any material modifications thereto, and (vi) descriptions of any unwritten Employee Benefit Plan, including a description of any material terms of such plan.

(c) Except as disclosed in Section 5.14(c) of the Target Disclosure Memorandum, each Target Benefit Plan is in compliance in all material respects with the terms of such Target Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, applicable requirements of ERISA, and with any other applicable Laws. Each Target ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Target ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Target ERISA Plan as amended and as administered. Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Target has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Target Benefit Plan with applicable Laws. No Target Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

(d) There has been no oral or written representation or communication with respect to any aspect of the Target Benefit Plans made to employees of Target which is not in accordance with the written or otherwise preexisting terms and provisions of such Target Benefit Plans. To the Knowledge of Target, neither the Target nor any administrator or fiduciary of any Target Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Target or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits which are payable in the ordinary course of business and there are no pending or, to the Knowledge of Target, threatened actions, proceedings, prosecutions, inquiries, hearings or investigations against or relating to the assets of any of the trusts under such Target Benefit Plans, the Target Benefit Plan sponsor, Target Benefit Plan administrator, or any fiduciary of any Target Benefit Plan, or otherwise relating to any Target Benefit Plan.

(e) All Target Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Target Benefit Plans are materially correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Target Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To the Knowledge of Target, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of Internal Revenue Code) of any Target Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA).

(g) Neither Target nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is: (i) subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA; (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code; (iv) subject to the minimum funding standards of ERISA Section 302 or Internal Revenue Code Section 412; or (v) a post-termination health or welfare benefit arrangement or plan other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Internal Revenue Code (“COBRA”) or similar state law. No Target Benefit Plan that is a health or welfare benefit plan is self-insured.

(h) Except as disclosed in Section 5.14(h) of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Target Entity from any Target Entity under any Target Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(i) Except as disclosed in Section 5.14(i) of the Target Disclosure Memorandum, each Target Benefit Plan may be amended, terminated, modified, or otherwise revised by Buyer, on or after the Closing, without further liability to Target.

(j) Except as disclosed in Section 5.14(j) of the Target Disclosure Memorandum, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and no nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Each Target Option was originally granted with an exercise price that the Board of Directors of the Target in good faith, based on a reasonable valuation method, determined to be equal to the fair market value of a share of Target Common Stock on the date of grant.

5.15	Material Contracts.

(a) Except as disclosed in Section 5.15(a) of the Target Disclosure Memorandum, none of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments (exclusive of benefits) to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Target Entity in any material respect from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between a Target Entity on the one hand and their Affiliates on the other hand (other than another Target Entity), (v) any material Contract involving Target Intellectual Property, excluding contracts for the use of commercially available software and contracts entered into in the ordinary course of business (an “IP Contract”), (vi) any outsourcing Contract including Contracts relating to the provision of data processing, network communication or other technical services to or by any Target Entity involving payments under any individual Contract in excess of $100,000 per year, (vii) any Contract involving payments to or by any Target Entity (including relating to the purchase or sale of any goods or services) in excess of $200,000 per year, (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, (ix) any material joint venture, partnership or other similar agreements involving co-investment with a third party, (x) any leases of real property, (xi) any written Contract between a Target Entity and a Regulatory Authority, and (xii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Target with the SEC or in an SEC Document (collectively, the “Target Material Contracts”).

(b) With respect to each Target Material Contract and except as disclosed in Section 5.15(b) of the Target Disclosure Memorandum: (i) the Target Material Contract is in full force and effect; (ii) no Target Entity is in Default thereunder; (iii) no Target Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Target, in Default in any respect or has repudiated or waived any material provision thereunder; and (v) each Target Material Contract is a valid and binding obligation of the Target Entity and, to the Knowledge of Target, to the other parties thereto, enforceable against the respective Target Entity and, to the Knowledge of Target, the other parties thereto in accordance with its terms (except in cases of clauses (i)-(v) above, where any Default, the failure to be in full force and effect and valid and binding is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect and except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Except as disclosed in Section 5.15(b) of the Target Disclosure Memorandum, all of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium. To the Knowledge of Target, complete and correct copies of all Target Material Contracts have been made available to Buyer.

5.16	Legal Proceedings.

Except as set forth in Section 5.16 of the Target Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Target Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Target Entity, or against any Asset, interest, or right of any of them, nor are there any material Orders outstanding against any Target Entity (i) which involves, or is reasonably likely to involve, an amount in controversy in excess of $500,000, (ii) which seeks material injunctive relief or (iii) which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. No material product liability claims have been asserted in writing or, to the Knowledge of Target, threatened in writing against any Target Entity in respect of any Target Product Candidate tested, researched, developed, manufactured, marketed, distributed, or sold by, on behalf of, or in cooperation with any Target Entity.

5.17	Statements True and Correct.

(a) None of the information included in the Registration Statement to be filed by Buyer that is supplied by Target with the SEC will, when the Registration Statement becomes effective, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(b) None of the information included in the Proxy Statement to be mailed to Target’s stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed by a Target Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby that is supplied by any Target Entity or any Affiliate thereof for inclusion, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) All documents that any Target Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.18	Target Product Candidates; Supply Arrangements.

As of the date hereof:

(a) Section 5.18 of the Target Disclosure Memorandum contains a complete and accurate list of all of the Product Candidates of the Target Entities (collectively, “Target Product Candidates”), listing, where applicable, those Target Product Candidates for which the Target Entities have applied for and have authorization to test the product in human subjects (“Human Testing Authorization”) according to applicable regulations and listing the type of application made. For those Target Product Candidates listed in Section 5.18 of the Target Disclosure Memorandum as having received FDA and/or other Human Testing Authorization, such Human Testing Authorization has not been revoked or rescinded. No notification has been received by any Target Entity from the FDA, a notified body or any other party that would reasonably be expected to preclude the Target from continuing to test such Target Product Candidates. No applications made or other materials submitted by the Target Entities to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter. For the purposes of this Agreement, “Product Candidates” means biologics or compounds on which INDs or BLAs have been filed with the FDA.

(b) There are no facts or circumstances that the Target has concluded are reasonably likely to have a material adverse effect on the continued supply (either for clinical or commercial purposes) of the active ingredients or raw materials necessary to produce the Target Product Candidates currently used in clinical trials and/or compassionate use programs.

5.19	Regulatory Matters.

As of the date hereof:

(a) All Target Product Candidates currently being manufactured, distributed and/or developed by the Target Entities, or by any other Person (a “Collaboration Partner”) pursuant to a collaboration arrangement with the Target Entities (a “Collaboration”), that are subject to the jurisdiction of the FDA are, or in the case of such manufacture, distribution or development by a Collaboration Partner pursuant to a Collaboration, to the Knowledge of Target are, being developed, labeled, stored, tested and distributed in material compliance with all applicable Laws, including requirements under the Federal Food Drug and Cosmetic Act 21 U.S.C. §§301 et. seq. (“FDCA”), the Public Health Service Act 42 U.S.C. §§201 et. seq., their implementing regulations, and all applicable similar foreign regulatory requirements of any Regulatory Authority, including those relating to investigational use and applications for authorization to market a new product, and import and export of drugs and biologics.

(b) To the Knowledge of Target, all clinical trials conducted by or on behalf of the Target Entities and relied or for marketing authority conform to the characteristics of “adequate and well-controlled studies” set forth in 21 C.F.R. § 314.126. Target’s compassionate use and open label studies are specifically excluded from this description.

(c) To the Knowledge of Target, all manufacturing operations conducted by or for the benefit of the Target Entities, whether domestic or foreign, except as set forth in Section 5.19(j) of the Target Disclosure Memorandum have been, and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, 21 C.F.R. Parts 210, 211, 606 and 610. In addition, the Target Entities and, to the Knowledge of Target, all Collaboration Partners are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Parts 207 and 607 and all similar requirements of applicable foreign Regulatory Authorities necessary to conduct the manufacturing operations.

(d) The Target Entities and, to the Knowledge of Target, the Collaboration Partners have not received any notice that the FDA or any other Regulatory Authority has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any pharmaceutical products used by Target in its compassionate use program, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any Target Product Candidate.

(e) Target has concluded that there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any Target Product Candidate or the products of a Collaboration.

(f) As to Target Product Candidates and the products of Collaborations for which an IND, BLA, new drug application (“NDA”) or similar state or foreign application has been made or Human Testing Authorization has been obtained, the Target Entities and, to the Knowledge of Target, the Collaboration Partners are in material compliance with 21 U.S.C. §§ 355, Section 262 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 and 601 et seq., respectively, and all material terms and conditions of such licenses or applications. As to each such application, to the Knowledge of Target, the Target Entities and any relevant Collaboration Partner, and their respective officers, employees or agents, have included in such BLA or NDA any required debarment certification described in 21 U.S.C. § 335a(k)(1), and to the Knowledge of Target each such certification was and continues to be true, complete and correct.

(g) The Target Entities and the Collaboration Partners, have not committed any act, made any statement or failed to make any statement that, to the Knowledge of Target, would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, to the Knowledge of Target, the Target Entities, the Collaboration Partners and all of their respective officers, key employees or agents have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under 21 U.S.C. Section 335a or 42 U.S.C. Section 1320a-7.

(h) Except as set forth in Section 5.19(h) of the Target Disclosure Memorandum, to the Knowledge of Target, the manufacturing, processing, distribution, labeling and storage of clinical trial supplies performed by or on behalf of the Target Entities are in material compliance with all laws, rules, regulations or orders administered or issued by the FDA and any other Regulatory Authority responsible for regulating the pharmaceutical or biologics industry as applicable to products in pre-commercial clinical development. Except as set forth in Section 5.19(h) of the Target Disclosure Memorandum, to the Knowledge of Target, all import and export activities related to Target Product Candidates have been, and are being, conducted in material compliance with all Law and regulatory requirements imposed by Regulatory Authorities, including the FDA requirements in 21 C.F.R. § 312.110.

(i) Target has made available to Buyer all material information Known to Target with respect to the safety or efficacy of the Product Candidates. Except as set forth in Section 5.19(i) of the Target Disclosure Memorandum, Target is not in possession of information that Target has concluded would reasonably be expected to lead to (i) the denial by the FDA of an application for regulatory approval necessary for the sale in the United States of the Target Product Candidate for the treatment of and/or prevention of HAE; or (ii) the Target Product Candidate’s loss of Orphan Exclusivity as a “drug for a rare disease or condition” for the treatment and prophylaxis of HAE under the Orphan Drug Act.

(j) Except as set forth in Section 5.19(j) of the Target Disclosure Memorandum, no Target Entity since 2007 (i) has received any FDA Form 483, notice of adverse finding, or warning letters from the FDA or any other Regulatory Authority responsible for regulating the pharmaceutical industry alleging or asserting noncompliance with any applicable Laws; (ii) has Knowledge that the FDA or other such Regulatory Authority is considering any action described in subsection (i) above; or (iii) has Knowledge of any actual or threatened prosecution, injunction, seizure, civil fine, suspension, recall or other enforcement action or proceeding by FDA or other Regulatory Authority responsible for regulating the pharmaceutical industry alleging that the Target Entities are not currently in material compliance with any and all applicable Laws. To the Knowledge of Target, no employee of any Target Entity is or has been the subject of any such pending or threatened actions or proceedings.

(k) All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Product Candidates either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, (ii) to the Knowledge of Target, were pilot safety studies or (iii) to the Knowledge of Target, involved experimental research techniques that are not generally performed by registered Good Laboratory Practice testing laboratories and have employed reasonable procedures and controls.

(l) No clinical hold or termination of a clinical study has been ordered by FDA under 21 C.F.R. § 312.42 or § 312.44, or by any other Regulatory Authority on any clinical trial of a product of the Target Entities, and, to the Knowledge of Target, no such clinical trial has otherwise has been suspended or terminated by any person (including the Target) prior to completion.

(m) No Target Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that Target believes is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b).

5.20	State Takeover Laws.

Each Target Entity has taken all necessary action to exempt the transactions contemplated by this Agreement and the Voting Agreements from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 203 of the DGCL (collectively, “Takeover Laws”).

5.21	Real Property.

Section 5.21 of the Target Disclosure Memorandum sets forth a complete list of all real property leased by the Target Entities as of the date hereof (“Leased Real Property”). A copy of the lease for each Leased Real Property (the “Leases”) has been filed as an exhibit to the Target’s SEC Documents prior to the date hereof or has been delivered or made available to Buyer. With respect to each Lease: (i) such Lease is legal, valid, and binding on the Target Entity party thereto, and, to the Knowledge of Target, each other Person party thereto, and is enforceable and in full force and effect; (ii) except as set forth on Section 5.21 of the Target Disclosure Memorandum, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (iii) no Target Entity nor, to the Knowledge of Target, any other party to a Lease is in material Default under such Lease, and, to the Knowledge of Target, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material Default, or permit the termination, material modification or acceleration of rent under such Lease. No Target Entity owns, or since December 31, 2005 has owned, any real property.

5.22	Insurance.

(a) Target has provided or made available to Buyer true, correct and complete copies of its director and officer and employee and officer insurance policies and all policies of insurance to which any Target Entity is a party or is a beneficiary or named insured.

(b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date hereof, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Target Entities during the period of one year prior to the date hereof. As of the date hereof, no event has occurred, including the failure by any Target Entity to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Target Entities under any such excess Liability or protection and indemnity insurance policies.

5.23	Foreign Corrupt Practices and International Trade Sanctions.

No Target Entity, nor to the Knowledge of Target, any of their respective directors, officers or employees has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contribution, payment, expenditure or gift or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

5.24	Commercial Relationships.

Except as disclosed in Section 5.24 of the Target Disclosure Memorandum or otherwise set forth in the Target SEC Reports, none of the Target Entity’s material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with any Target Entity or has, during the 12 months preceding the date of this Agreement, materially altered its relationship with any Target Entity. To the Knowledge of Target, Target has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Target Entities.

5.25	Charter Provisions.

Each Target Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Target Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Target Entity that may be directly or indirectly acquired or controlled by them.

5.26	Brokers and Finders.

Except for Target Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Target Entity in connection with this Agreement or the transactions contemplated hereby.

5.27	Opinion of Financial Advisor.

Target has received the opinion of Target Financial Advisor, to the effect that, subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Target Common Stock is fair, from a financial point of view, to such holders. Target will deliver a complete and accurate copy of such opinion to Buyer, which opinion shall be included in the Proxy/Prospectus.

5.28	No Other Representations or Warranties.

Except for the representations and warranties made by Target in this Article V or pursuant to the certificates to be delivered pursuant to the terms set forth herein, neither Target nor any other Person makes any representation or warranty with respect to the Target Entities or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates (including Sub) or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (i) as set forth in the Buyer Disclosure Memorandum (it being understood and agreed that any matter disclosed in any section of the Buyer Disclosure Memorandum will be deemed to be disclosed in any other section of the Buyer Disclosure Memorandum to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section) or (ii) as set forth in the Buyer SEC Documents (excluding any disclosures set forth in any section of a filed Buyer SEC Document entitled “Risk Factors” or “Forward Looking Statements” or any other disclosures included in such filings to the extent that they are similarly non-specific or predictive or forward-looking in nature) filed by Buyer on or after January 1, 2007 and prior to the date of this Agreement, to the extent that it is reasonably apparent on the face of the disclosed information that such disclosure is of an exception to one or more of the following representations and warranties contained in this Article 6, Buyer and Sub hereby represent and warrant to Target as follows:

6.1	Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.2	Authority; No Breach By Agreement.

(a) Buyer has the corporate power and authority necessary to execute, deliver and, perform its obligations under this Agreement and all other agreements, documents and instruments to be executed in connection herewith, including the CVR Agreement, and to perform its obligations under this Agreement and the CVR Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the CVR Agreement and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement represents and the CVR Agreement at the Effective Time will represent a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws or other governing documents of any Buyer Subsidiary, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets, except in case of clauses (ii) and (iii) where such Default or Lien, or any failure to obtain such Consent, is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws (including filing the Certificate of Merger pursuant to the DGCL), and the rules of the OTC Bulletin or Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

6.3	Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 175,000,000 shares of Buyer Common Stock, of which 69,946,880 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Buyer Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Buyer capital stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Buyer has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights granted by Buyer to the current or past stockholders of Buyer.

(b) Except as disclosed in (i) Section 6.3(a), (ii) Section 6.3(b) of the Buyer Disclosure Memorandum or (iii) the Buyer Rights Agreement, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer, in each case as of the date of this Agreement.

(c) All of the issued and outstanding shares of capital stock of Buyer were issued in compliance with all applicable federal and state securities Laws.

6.4	Buyer Subsidiaries.

Buyer or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Buyer Subsidiary. No capital stock (or other equity interest) of any Buyer Subsidiary is or may become required to be issued (other than to another Buyer Entity) by reason of any Equity Rights, and there are no Contracts by which any Buyer Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Buyer Subsidiary (other than to another Buyer Entity). There are no Contracts relating to the rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Buyer Subsidiary. All of the shares of capital stock (or other equity interests) of each Buyer Subsidiary held by a Buyer Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Buyer Entity free and clear of any Lien. Each Buyer Subsidiary is a corporation, limited liability company, limited partnership, or limited liability partnership, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Buyer Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.5	SEC Filings; Financial Statements.

(a) Buyer has filed and made available to Target (including through the Electronic Data, Gathering, Analysis and Recovery database of the SEC) all SEC Documents required to be filed by Buyer since December 31, 2005 (together with all such SEC Documents filed, whether or not required to be filed, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any SEC Documents.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Buyer maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Buyer maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the chief executive officer and chief financial officer of Buyer to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Buyer’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required under the Exchange Act with respect to such reports.

(e) Since December 31, 2005, Buyer has not received any oral or written notification of (i) any “reportable condition” or (ii) any “material weakness” in Buyer’s internal control over financial reporting. The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(f) Buyer has provided Target copies of all material correspondence sent to or received from the SEC by Buyer or its Subsidiaries or their respective counsel or accountants since December 31, 2005. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to Buyer SEC Reports.

6.6	Absence of Undisclosed Liabilities.

Except (i) as reflected or reserved against in the consolidated balance sheet of Buyer as of March 31, 2008, included in the Buyer Financial Statements prior to the date of this Agreement or reflected in the notes thereto, (ii) as incurred since March 31, 2008 in the ordinary course of business consistent with past business practice, (iii) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement, or (iv) for liabilities and obligations incurred under any Contract to which any Buyer Entity is a party or otherwise bound (other than liabilities or obligations thereunder due as a result of breaches of any such Contract by any Buyer Entity of the terms set forth therein), no Buyer Entity has incurred any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

6.7	Absence of Certain Changes or Events.

Since March 31, 2008, except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Buyer Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) the Buyer Entities have conducted their business only in the ordinary course in all material respects.

6.8	Tax Matters.

Except as disclosed in Section 6.8 of the Buyer Disclosure Memorandum:

(a) All Buyer Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed. None of the Buyer Entities is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than Liens for Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities.

(b) None of the Buyer Entities has received any notice in writing of an assessment or proposed assessment in connection with any material Taxes, and there are no pending disputes, claims, audits or examinations regarding any material Taxes of any Buyer Entity.

6.9	Assets.

(a) Except as disclosed or reserved against in the Buyer Financial Statements included in the Buyer SEC Reports, the Buyer Entities have good title, free and clear of all Liens, to all of their respective material Assets required to operate the business of the Buyer Entities as presently conducted.

(b) The Buyer Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer organizations. None of the Buyer Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Buyer Entity under such policies.

6.10	Intellectual Property.

Each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business including sufficient rights in each copy possessed by each Buyer Entity. Each Buyer Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity’s business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Buyer Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Buyer threatened, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Buyer, the conduct of the business of the Buyer Entities does not infringe any valid and/or enforceable Intellectual Property of any other person. No Buyer Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Every officer, director, or employee of any Buyer Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Buyer Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Buyer Entity, and, to the Knowledge of Buyer, no such officer, director or employee is party to any Contract with any Person other than a Buyer Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Buyer Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Buyer Entity, except for such Contracts which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.11	Compliance with Laws.

Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except where the failure to be in effect is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. None of the Buyer Entities:

(a) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; or

(c) since December 31, 2005, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.12	Labor Relations.

No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Buyer Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Buyer Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Buyer’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no material strike, slowdown, lockout or other job action or labor dispute involving any Buyer Entity pending or, to the Knowledge of Buyer, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Buyer, in the past five years there has not been any attempt by any Buyer employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to Buyer’s workforce.

6.13	Employee Benefit Plans.

Buyer has delivered or made available to Target prior to the execution of this Agreement, a complete list of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, on contributed to by any Buyer Entity for the benefit of Buyer’s employees. Each Employee Benefit Plan has been maintained, operated, and administered in compliance with its terms and all applicable Laws in all material respects. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code is the subject of an IRS determination or opinion letter regarding such qualified status.

6.14	Material Contracts.

Except as disclosed in Section 6.14 of the Buyer Disclosure Memorandum or otherwise reflected in the Buyer Financial Statements, none of the Buyer Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under any Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to Buyer’s Form 10-K filed for the fiscal year ended December 31, 2007, or in an SEC Document (together with all Contracts referred to in Section 6.10, the “Buyer Contracts”). With respect to each Buyer Contract (which includes the Buyer Rights Agreement) and except as disclosed in Section 6.14 of the Buyer Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Buyer Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; (C) no Buyer Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Buyer, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Buyer Entity for money borrowed is prepayable at any time by such Buyer Entity without penalty or premium. Complete and correct copies of all Buyer Contracts have been made available to Target.

6.15	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.16	Statements True and Correct.

(a) The statements, certificates, instruments and other writings furnished or to be furnished by the Buyer Entities or any Affiliate thereof to Target pursuant to this Agreement and the other documents, agreements and instruments referred to herein do not contain and will not contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information included in the Registration Statement to be filed by Buyer with the SEC that is supplied by any Buyer Entity or any Affiliate thereof, will, when the Registration Statement becomes effective, contain an untrue statement of material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) None of the information included in the Proxy Statement to be to be mailed to Target’s stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby that is supplied by any Buyer Entity or any Affiliate thereof, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, will contain an untrue statement of material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(d) All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.17	Authority of Sub.

Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Buyer. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Buyer free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Buyer, as the sole stockholder of Sub, immediately following execution of this Agreement, will vote in favor of adoption and approval of the Merger and this Agreement, as and to the extent required by applicable Law.

6.18	Regulatory Matters.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.19	Rights Agreement.

Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the Buyer Rights Agreement (other than as contemplated by Section 3.1) or enable or require the Buyer Rights to be exercised, distributed or triggered. No “Stock Acquisition Date” (as such term is defined in the Buyer Rights Agreement) has occurred or will occur upon consummation of the Merger.

6.20	Brokers and Finders.

Except for Buyer Financial Advisor and except as disclosed in Section 6.20 of the Buyer Disclosure Memorandum, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Buyer Entity in connection with this Agreement or the transactions contemplated hereby.

6.21	Investment Company.

Neither Buyer nor any of its Subsidiaries is, and neither is required to be registered as, an “investment company” under the Investment Company Act of 1940.

6.22	Necessary Funds.

Buyer and Sub have available to them, and will have available to them at the Effective Time, sufficient immediately available funds to pay the Cash Consideration on the Closing Date.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1	Affirmative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, Target shall, and shall cause each Target Subsidiary to, (a) operate its business only in the ordinary course, (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises, (c) notify Buyer promptly (i) after receipt of any material communication between Target and the FDA (or any similar foreign Regulatory Authority) or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA (or any similar foreign Regulatory Authority), and (ii) prior to making any material change to a study protocol, adding any new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs, and (d) take no action which would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2	Negative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld or delayed), except as set forth in Section 7.2 of the Target Disclosure Memorandum, and except as otherwise expressly contemplated herein, Target covenants and agrees that it will not do or agree or commit to do, or permit any Target Subsidiary to do or agree or commit to do, any of the following:

(a) amend the certificate or articles of incorporation, bylaws or other governing instruments of any Target Entity;

(b) incur any debt obligation or other obligation for borrowed money (other than indebtedness of a Target Entity to another wholly owned Target Entity) (for the Target Entities on a consolidated basis), or impose, or suffer the imposition, on any Asset of any Target Entity of any material Lien or permit any such material Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Target Disclosure Memorandum);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the Warrant Agreements), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Entity;

(d) (i) except for this Agreement, or as disclosed in Section 7.2(d) of the Target Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (other than the issuance of Target Common Stock issued upon the exercise of Target Options outstanding on the date hereof in accordance with the Target Option Plan or upon the exercise of the Warrant Agreements) or (ii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any Target Entity capital stock;

(e) adjust, split, combine or reclassify any capital stock of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Target Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Target Entity) or (ii) any Asset having a book value in excess of $500,000 other than in the ordinary course of business;

(f) (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Target Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement or (ii) merge, consolidate or adopt a plan of liquidation;

(g) except as set forth in Section 7.2(g) of the Target Disclosure Memorandum, (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $50,000, or (ii) except in the ordinary course of business consistent with past practice, dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations, other than to Representatives of Buyer, any material Trade Secret;

(h) grant any increase in compensation or benefits to the employees or officers of any Target Entity, except as required by Law or in the ordinary course of business consistent with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts disclosed in Sections 5.14, 5.15 or 7.2(h) of the Target Disclosure Memorandum; enter into or amend any severance or employment agreements with any executive officers (or any other employee if such employee would receive aggregate payments (exclusive of benefits) in any calendar year in excess of $150,000) of any Target Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Target Entity except in accordance with past practice disclosed in Section 7.2(h) of the Target Disclosure Memorandum or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Target Option Plan or authorize cash payments in exchange for any Equity Rights;

(i) adopt any new employee benefit plan of any Target Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Target Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan (including, to the extent such change does not result in any additional liability to Target or Buyer, changes necessary to avoid imposition of taxes under Section 409A of the Internal Revenue Code), or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans;

(j) make any significant change (i) in any material Tax election except as may be required to conform to changes in Tax Laws, extend or waive the application of any statute of limitation regarding the assessment or collection of any material Tax, settle or compromise any material Tax Liability or refund or enter into any material Contract relating to Taxes, or (ii) in any accounting methods or policies or systems of internal accounting controls, except as may be required by GAAP;

(k) except to the extent expressly permitted by Section 8.2, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 9 not being satisfied;

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Target Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Target Material Contract;

(m) terminate or allow to lapse, or modify in any material respect, any insurance policy; or

(n) except to the extent expressly permitted by Section 8.2, authorize any of, or commit or agree to take any of, the foregoing actions.

7.3	Covenants of Buyer.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target (which shall not be unreasonably withheld) shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that (except as set forth in Section 7.3 of the Buyer Disclosure Memorandum and except as otherwise specifically contemplated by the terms of this Agreement):

(b) it shall continue to conduct its business and the business of its Subsidiaries in the ordinary course, use commercially reasonable efforts to preserve intact the Buyer Entities’ core businesses, to keep available the services of the present officers, and key employees of Buyer and its Subsidiaries and to preserve the present relationships of Buyer and its Subsidiaries with persons with which Buyer or any of its Subsidiaries has significant business relations, except for any failures which would not reasonably be likely to have a Buyer Material Adverse Effect,

(c) it shall not (i) amend its organizational documents in such a manner as would cause holders of Target Common Stock that receive Buyer Common Stock pursuant to the Merger to be treated differently than other holders of Buyer Common Stock, (ii) declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to Buyer Common Stock, or (iii) repurchase, redeem or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans or agreements), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of Buyer;

(d) it shall not adopt a plan of complete or partial liquidation with respect to Buyer or resolutions providing for or authorizing such a liquidation or a dissolution;

(e) it shall not acquire any Assets or other businesses outside of the ordinary course of business utilizing existing balance sheet cash or cash equivalents in excess of $250 million; and

(f) it shall not take any action that would reasonably be expected to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.4	Adverse Changes in Condition.

Each Party agrees to promptly notify the other Party upon becoming aware of any material developments in its business and the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (b) would reasonably be likely to cause the conditions in Article 9 to fail to be satisfied, and to use its reasonable efforts to prevent or promptly to remedy the same. The delivery of notice pursuant to this Section 7.4 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice. Except as otherwise provided in such notice, the delivery of any such notice shall not be deemed an admission or an acknowledgement (x) that the subject matter of such notice is material or reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or is outside of the ordinary course of business or inconsistent with past practices or (y) that there has occurred an actual or anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement.

7.5	No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of the Target Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Target Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Registration Statement; Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable after execution of this Agreement, Buyer shall prepare and file the Registration Statement with the SEC, and Target shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders in connection with the Stockholders’ Meeting (together with the Registration Statement, the “Proxy/Prospectus”), and Buyer and Target shall use their respective reasonable efforts to cause the Registration Statement to become effective under the Securities Act, and the Proxy Statement to be cleared by the SEC, as promptly as practicable. Buyer shall take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Buyer Common Stock upon consummation of the Merger. Each of Buyer and Target shall cooperate in the preparation and filing of the Proxy/Prospectus and shall furnish all information concerning it and the holders of its capital stock as may be necessary in connection with the Proxy/Prospectus. Buyer and Target shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws, including filings required under SEC Rules 165, 425 and 14a-12. Buyer will advise Target, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. As soon as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall be cleared by the SEC, Target shall mail or otherwise make available in accordance with the Securities Act and the Exchange Act, the Proxy/Prospectus to its stockholders; provided, that Target and Buyer shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to Target’s stockholders the Proxy/Prospectus in light of the date set for the Stockholders’ Meeting.

(b) Target shall duly call, give notice of, convene and hold a Stockholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective and the Proxy Statement is cleared by the SEC, on a date reasonably acceptable to Buyer, for the purpose of voting upon the approval and adoption of this Agreement (“Target Stockholder Approval”), and such other related matters as it deems appropriate and shall, subject to the provisions of this Section 8.1, through its board of directors, recommend to its stockholders the approval and adoption of this Agreement and use its reasonable efforts to obtain the Target Stockholder Approval, provided that Target may extend the date of the Stockholders’ Meeting to the extent (x) necessary in order to obtain a quorum of its stockholders or (y) Target reasonably determines that such delay is required by applicable Law.

(c) Neither the board of directors of Target nor any committee thereof shall (i) except as expressly permitted by this Section 8.1, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such board of directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption and approval of this Agreement by the holders of Target Common Stock, the board of directors of Target determines in good faith, after it has received a Superior Offer and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to Target stockholders under applicable Law, then the board of directors of Target may (subject to this and the following sentences) inform Target stockholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this and the following sentences) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a “Subsequent Determination”)), but only at a time that is after the third business day following Buyer’s receipt of written notice advising Buyer that the board of directors of Target has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. Buyer shall have three business days from the date of receiving such notice to submit to Target any changes to the terms and conditions of this Agreement as would enable Target to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, that any such adjustment shall be at the discretion of the Parties at the time.

(d) Notwithstanding any other provision of this Agreement, Target shall submit this Agreement to its stockholders at its Stockholders’ Meeting even if the board of directors of Target determines at any time after the date hereof that it is no longer advisable or recommends that Target stockholders reject it.

8.2	Other Offers, Etc.

(a) No Target Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) except as expressly permitted in Section 8.1(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided, that this Section 8.2(a) shall not prohibit a Target Entity from furnishing nonpublic information regarding any Target Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) no Target Entity or Representative or Affiliate thereof shall have violated in any material respect any of the restrictions set forth in this Section 8.2, (B) the board of directors of Target determines in good faith (after consultation with its outside counsel and Target Financial Advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (C) the board of directors of Target determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to Target stockholders under applicable Law, as such duties would exist in the absence of this Section 8.2, (D) (1) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Target gives Buyer written notice of the identity of such Person or Group and of Target’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Target receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Target furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Target to Buyer). In addition to the foregoing, Target shall provide Buyer with at least two business days prior written notice of a meeting of the board of directors of Target at which meeting the board of directors of Target is reasonably expected to resolve to recommend a Superior

Proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that Target hereby agrees promptly to provide to Buyer any revised documentation and any Acquisition Agreement.

(b) In addition to the obligations of Target set forth in Section 8.2(a), as promptly as practicable, and in any event within one business day after any of the executive officers of Target become aware thereof, Target shall advise Buyer of any request received by Target for nonpublic information which Target reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Target shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) The Target Entities shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2, by any Affiliate or Representative of any Target Entity shall be deemed to be a breach of this Section 8.2 by Target.

(d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act.

8.3	Exchange Listing.

Buyer shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq Stock Market the shares of Buyer Common Stock to be issued to the holders of Target Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

8.4	Antitrust Notification; Consents of Regulatory Authorities.

(a) To the extent required by the HSR Act, each of the Parties shall, as promptly as practicable following the date hereof, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, shall promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and shall comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws; or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Notwithstanding anything to the contrary in this Agreement, including this Section 8.4, no Buyer Entity shall be required to divest, license, lease, sell, or otherwise dispose of or hold separate any of its or any of Target Entity’s businesses, product lines or Assets, or to take or agree to take any other action or agree to any limitation that Buyer reasonably determines to be material to Buyer and its Subsidiaries taken as a whole.

(b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to Section 8.4(a)), and to obtain as promptly as practicable all Consents, actions, or non-actions of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). Buyer shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Target a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, each of Buyer and Target shall: (i) keep the other Party informed of any communication received from, or given to, the FTC, DOJ, or any other United States or foreign Regulatory Authority and of any communication received from or given to any Person (other than such Party’s employees, Representatives, or Affiliates) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit the other Party to review in advance any communication given by the first Party to, and consult with the other Party in advance of any meeting or conference with, the FTC, DOJ, or any other United States or foreign Regulatory Authority or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or affiliates of Buyer, Target, or their affiliates, as the case may be) and, to the extent permitted by the FTC, DOJ, or any other United States or foreign Regulatory Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

8.5	Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, Sub and Target shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.6	Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.7	Investigation and Confidentiality.

(a) Each Party hereto shall permit the others reasonable access during normal business hours to its and its Subsidiaries’ respective business and properties, books, contracts, records and personnel having material knowledge of the transactions contemplated hereby, provided however that each Party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any governmental entity requires such Party or any of its Subsidiaries to restrict or prohibit access to any such personnel, properties or information, (ii) such investigation shall be reasonably related to the transactions contemplated hereby, (iii) such access not interfere unnecessarily with normal operations and (iv) such access would reasonably likely to jeopardize such Party’s attorney-client privilege. No investigation by a

Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and other activities contemplated thereby.

(b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

8.8	Press Releases.

Prior to the Effective Time, Target and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law; provided, further, that each of Target and Buyer may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Target and Buyer and do not reveal material, nonpublic information regarding the other Parties.

8.9	State Takeover Laws.

Each Target Entity and Buyer Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

8.10	Charter Provisions.

Each Target Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the certificates or articles of incorporation, bylaws or other governing instruments of any Target Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Target Entity that may be directly or indirectly acquired or controlled by them.

8.11	Employee Benefits and Contracts.

(a) At least one day prior to the Closing Date, Target shall take or cause to be taken all actions reasonably necessary or appropriate to terminate, effective no later than the Closing, the Health Reimbursement Arrangement Plan (the “HRA Plan”) and any Target Benefit Plan intended to qualify under Section 401(k) of the Internal Revenue Code (the “Target 401(k) Plan”). Target shall provide to Buyer prior to the Closing Date written evidence of the adoption by Target’s Board of Directors of resolutions authorizing the termination of the Target 401(k) Plan (which resolutions shall be subject to the prior review and approval of Buyer, which approval shall not be unreasonably withheld or delayed).

(b) Buyer shall take such action as may be necessary so that for a twelve (12) month period following the Closing Date, employees of a Target Entity who remain employed by such Target Entity after the Closing (the “Continuing Employees”) shall be provided employee benefits under employee benefit plans (including but not limited to incentive compensation, life insurance, welfare, 401(k), salary and fringe benefits but other than stock option or other plans involving the potential issuance of Buyer Common Stock) which are comparable in the aggregate to those provided by the Buyer Entities to their similarly situated employees. Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, grant Continuing Employees credit for all service with the Target Entities prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual) in all benefits provided by Buyer to Continuing Employees. The eligibility of any Continuing Employee to participate in any employee benefit plan of Buyer shall not be subject to any exclusions for pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Target Entities. Amounts paid before the Effective Time by Continuing Employees under any health plans of the Target Entities shall, after the Effective Time, be taken into account in applying deductible and annual out-of-pocket limits applicable under the health plans of Buyer provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Buyer. Buyer shall, and also cause the Surviving Corporation and its Subsidiaries, to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.11 of the Target Disclosure Memorandum between any Target Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Target Benefit Plans.

(c) Notwithstanding anything in this Section 8.11 to the contrary, this Section 8.11 shall not operate to be construed to mean the employment of the Continuing Employees is not terminable by Surviving Corporation at will at any time, with or without cause, for any reason or no reason.

8.12	Indemnification.

(a) For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Target Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable Law and by Target’s certificate of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.

(b) Buyer shall, or shall cause the Surviving Corporation to (and Target shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of six years after the Effective Time Target’s existing directors’ and officers’ liability insurance policy (provided that Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in any material respects with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Buyer nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Target’s directors and officers, 250% of the annual premium payments on Target’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer or the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof provided, however, that no delay or failure on the part of any Indemnified Party in notifying Buyer and the Surviving Corporation shall relieve Buyer from any obligation hereunder unless, and then solely to the extent that Buyer is materially prejudiced thereby. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises Buyer that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties if there are additional defenses available to the Indemnified Party, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this Section 8.12(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed); provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding anything to the contrary contained in this Section 8.12(c) or elsewhere in this Agreement, the Surviving Corporation shall not (and Buyer shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 8.12(c) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

(d) Following the Effective Time, to the extent permitted by applicable law, the Surviving Corporation and each of its Subsidiaries shall, and Buyer shall cause them to, include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational document) for a period of six (6) years after the Effective Time, the indemnification provisions in the Target’s certificate of incorporation and bylaws or indemnification provisions that provide for indemnification rights that are substantially similar to the indemnification rights provided for in Target’s certificate of incorporation and bylaws.

(e) If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 8.12.

(f) The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

8.13	Warrant Agreements.

To the extent practicable, Target will contact the Persons (the “Warrant Holders”) who are parties to each Warrant Agreement and provide the terms of the transaction so that such Warrant Holders are able to exercise prior to the Closing. To the extent that notice of the transactions contemplated by this Agreement are required under the applicable Warrant Agreement, Target shall provide such notice within the required time period. To the extent that a Warrant Agreement provides that the Warrant Holder’s rights to acquire Target Common Stock pursuant to such Warrant Agreement may be terminated at or prior to the Closing, Target shall take such actions as are required by such Warrant Agreement to cause such termination.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Target and Buyer pursuant to Section 11.5:

(a) Stockholder Approval. The stockholders of Target shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments, including Target’s certificate of incorporation and bylaws.

(b) Regulatory Approvals. All material actions or non-actions by, Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods imposed by Law shall have expired or been terminated. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition, licensing, divestiture, lease, sale, or holding separate of Assets) that would have a Buyer Material Adverse Effect after giving effect to the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (in addition to those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Without limiting the generality of the foregoing, Target shall have obtained the Consent listed in Section 9.1(c) of the Target Disclosure Memorandum. Notwithstanding the foregoing, the Consents listed in Section 9.1(c) of the Target Disclosure Memorandum as “not a Closing condition” shall not be a condition to Closing. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall (i) have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or (ii) have instituted or have pending any action or proceeding by any Regulatory Authority seeking (A) to restrain, prohibit or otherwise interfere with the ownership or operation by any Buyer Entity of all or any material portion of the business of any Target Entity (or, as a result of the transactions contemplated by this Agreement, any Buyer Entity) or to compel any Buyer Entity to divest, sell, license, lease, or otherwise dispose of or hold separate all or any material portion of the business or Assets of any Target Entity (or, as a result of the transactions contemplated by this Agreement, any Buyer Entity), (B) to impose limitations on the ability of any Buyer Entity effectively to exercise full rights of ownership of the shares of Target Common Stock or the equity interest of any Target Entity (or shares of capital stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (C) to require divestiture by any Buyer Entity of any such shares or equity interests.

(e) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Buyer Common Stock issuable pursuant to the Merger shall have been received.

(f) Exchange Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance.

9.2	Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 11.5(a):

(a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Target set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3(a) and (b) shall be true and correct in all respects (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 5.20 and 5.25 shall be true and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or words of similar effect shall be deemed not to include such qualifications. There shall not exist inaccuracies in the representations and warranties of Target set forth in this Agreement (including the representations and warranties set forth in Sections 5.3(a) and (b), 5.20 and 5.25) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Target Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or words of similar effect shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates; Resignations. Target shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Target and in Sections 9.2(a) and

9.2(b) have been satisfied, (ii) certified copies of resolutions duly adopted by Target’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (iii) resignations, effective as of the Effective Time, from the directors of each Target Subsidiary.

(d) CVR Agreement. Target shall have delivered to Buyer an executed copy of the CVR Agreement.

(e) Orderly Sale Agreement. Judson Cooper and Joshua Schein each shall have delivered to Buyer an executed agreement in substantially the form of Exhibit 3 (the “Orderly Sale Agreement”).

(f) FIRPTA Certificate. Target shall have delivered to Buyer a certification from Target, dated no more than 5 days prior to the Closing Date and signed by a responsible corporate officer of Target, that Target is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Internal Revenue Code Section 897(c)(2).

9.3	Conditions to Obligations of Target.

The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 11.5(b):

(a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Section 6.3(a) and (b) shall be true and correct in all respects (except for inaccuracies which are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Section 6.3(a) and (b)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” words of similar effect shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Buyer shall have delivered to the Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Buyer and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors and Sub’s board of directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

(d) CVR Agreement. Buyer shall have delivered to Target an executed copy of the CVR Agreement.

ARTICLE 10

TERMINATION

10.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Target, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Buyer and Target.

(b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement such that the conditions to closing the Merger set forth in Section 9.2(a) and (b) or 9.3(a) and (b), as applicable, would not be satisfied as of the time of such breach) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within twenty days after the giving of written notice to the breaching Party of such breach and which breach would permit the terminating Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Sections 9.2(a) and (b) or 9.3(a) and (b), as applicable.

(c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement such that the conditions to closing the Merger set forth in Section 9.2(a) and (b) or 9.3(a) and (b), as applicable, would not be satisfied as of the time of such breach) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within twenty days after the giving of written notice to the breaching Party of such breach.

(d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement such that the conditions to closing the Merger set forth in Section 9.2(a) and (b) or 9.3(a) and (b), as applicable, would not be satisfied as of the time of such breach) in the event (i) any action, non-action, or Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, provided that the right to terminate this Agreement under this Section 10.1(d)(i) or (ii) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in such Order, decree, ruling or other action, non-action or lack of Consent, or (iii) the stockholders of Target fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders’ Meeting where such matters were presented to such stockholders for approval and voted upon.

(e) By Buyer in the event that (i) the board of directors of Target, shall have failed to reaffirm its approval, upon Buyer’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, (ii) the board of directors of Target shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that Target stockholders give the Target Stockholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such board of directors to Target stockholders that they give the Target Stockholder Approval, (iii) the board of directors of Target shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of Target Common Stock, the board of directors of Target shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) if the board of directors of Target shall have resolved to do any of the foregoing actions set forth in clauses (i) – (iii) or publicly announced its intention to do so.

(f) By Buyer if a Target Material Adverse Effect has occurred or it is reasonably likely to occur and cannot be cured prior to the End Date; provided, that Buyer may only terminate pursuant to this Section 10.1(f) as a result of an event described in the second paragraph of the definition of “Target Material Adverse Effect” if notice of such termination is provided to Target within 45 days following Buyer’s actual knowledge of the facts reasonably sufficient to form an opinion.

(g) By either Party (notwithstanding that Target Stockholder Approval has been obtained) if the Merger has not been consummated on or before the six month anniversary of the date of this Agreement (subject to possible extension as provided below, the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(g) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date.

(h) By Buyer in the event of a breach of Section 8.2 by a Principal Stockholder or a material breach of Section 8.2 by a Person who is not a Principal Stockholder.

10.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (a) the provisions of this Section 10.2, Section 8.7(b) and Article 1 and 11, shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

10.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3, Sections 8.11 and 8.12 and Article 1, 2, 3 and 11. This Section 10.3 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any bona fide proposal (whether communicated to Target or publicly announced to Target’s stockholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Target or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent (10%) or more of the consolidated assets of Target as reflected on Target’s consolidated balance sheet prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Target by any Person or Group (other than Buyer or any of its Affiliates) of 10% or more in interest of the total outstanding voting securities of any Target Entity, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 10% or more in interest of the total outstanding voting securities of any Target Entity, or any merger, consolidation, business combination or similar transaction involving Target pursuant to which the stockholders of Target immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 10% or more of the assets of Target or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, on a consolidated basis; or (iii) any liquidation or dissolution of Target.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description (excluding real property), whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BLA” means Biologics License Application.

“Buyer Common Stock” means the common stock, par value $0.002 per share, of Buyer, together with an associated Buyer Right.

“Buyer Disclosure Memorandum” means the written information set forth in the disclosure letter delivered prior to the date of this Agreement to Target.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Financial Advisor” means J.P. Morgan Securities Inc.

“Buyer Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of March 31, 2008 and as of December 31, 2007, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2008, and for each of the three fiscal years ended December 31, 2007, as filed by Buyer in SEC Documents, and (ii) the consolidated balance sheets of

Buyer (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2008.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that “Buyer Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in GAAP, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Target in contemplation of the transactions contemplated hereby, (D) the effects of compliance with and performance under this Agreement on the operating performance of Buyer, including expenses incurred by Buyer in consummating the transactions contemplated by this Agreement, (E) the execution and public announcement of this Agreement or any of the transactions contemplated by this Agreement, (F) changes in the market price or trading volume of Buyer Common Stock, (G) the entry into the market of generic products competitive with any of Buyer’s products, the emergence of a strain or strains of bacteria resistant to any of Buyer’s products, the failure to receive required regulatory approvals for any of Buyer’s products, or Buyer’s failure to successfully conduct clinical trials in a timely manner for any of its products in development; (H) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (I) any failure by Buyer to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Buyer Material Adverse Effect has occurred or is reasonably expected to occur).

“Buyer Preferred Stock” means the preferred stock, par value $0.001 per share, of Buyer.

“Buyer Rights” means the Equity Rights issued pursuant to the Buyer Rights Agreement.

“Buyer Rights Agreement” means that certain Rights Agreement, dated September 10, 1998, between Buyer and StockTrans, Inc., as Rights Agent, as amended.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include the Buyer Subsidiaries described in Section 6.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Cinryze” means Target’s C1 Inhibitor (human) product.

“Closing Date” means the date on which the Closing occurs.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 20, 2007, between Target and Buyer.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business (excluding leases and subleases).

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, employment agreement (or consulting agreement), change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, (v) arrived at through collective bargaining or otherwise, or (vi) current or terminated.

“Employment Agreements” means, collectively, the Second Amended and Restated Employment Agreement, dated as of December 20, 2007, between Target and Judson Cooper, as amended by the letter agreement dated the date hereof between Target and Judson Cooper, and the Second Amended and Restated Employment Agreement, dated as of December 20, 2007, between Target and Joshua Schein, as amended by the letter agreement dated the date hereof between Target and Joshua Schein.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Target Entity, and any predecessor of a Target Entity or any of its Subsidiaries and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Target Entities, any subsidiary and/or any predecessor or any of them, under Section 414 of the Internal Revenue Code, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“HAE” means hereditary angioedema.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” means an Investigational New Drug Application.

“Intellectual Property” means the following and all rights (whether common law, statutory or otherwise): (a) United States and foreign patents, inventor’s certificates and utility models (including any substitutions, extensions, confirmations, reissues, divisions, re-examinations, renewals and extensions thereof) and any and all applications (including any utility, continuation, divisional, substitution, continuations-in-part, provisional, reissue, or reexamination application) and registrations therefor, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (b) copyrights and any and all applications and registrations therefor; (c) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor (“Domain Names”); (d) trade names, logos, business symbols, trade dress, assumed names, fictitious names, corporate names, certification marks, collective marks, d/b/a’s, trademarks and service marks, (in each case together with any and all related goodwill) and any and all applications and registrations therefor (“Trademarks”); (e) all rights in databases and data collections; (f) all inventions (whether or not patentable) and (g) all trade secrets, and other confidential information including technology, know how, data, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and proprietary customer and supplier lists, and all documentation relating to any of the foregoing (“Trade Secrets”), in each case to the extent recognized as intellectual property under applicable law.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge after reasonable inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Licensed Intellectual Property” means all Intellectual Property to which the Target Entities have rights granted by a third party.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of any Target Entity or Buyer or its Subsidiaries, as applicable, (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Target Entities or the Buyer Entities, as applicable, as presently conducted; (iv) Liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) liens and other encumbrances that would not reasonably be expected to have a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, and (vi) with respect to Article 5 hereof, all matters created or caused by or on behalf of, or with the written consent of, Buyer.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Nasdaq” means Nasdaq Stock Market, Inc.

“Nasdaq Stock Market” means The Nasdaq Stock Market.

“Orphan Exclusivity” means, as set forth in 21 U.S.C. § 360aa and 21 C.F.R. Part 316, Subpart D, the seven year exclusive marketing period applicable to the holder of U.S. Marketing Approval for a product that has received orphan designation under 21 U.S.C. § 360bb for a rare disease or condition.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Owned Intellectual Property” shall mean all Intellectual Property that is owned by the Target Entities (whether solely or jointly with any third party).

“Party” means any of Target, Sub or Buyer, and “Parties” means Target, Sub and Buyer.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Principal Stockholder” shall mean Judson Cooper and Joshua Schein.

“Proxy Statement” means the proxy statement used by Target to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

“Registered Intellectual Property” means Intellectual Property that is duly registered with or issued by an appropriate Regulatory Authority of which the rights conveyed by the registration or issuance are in effect as of the date hereof, and any application filed with an appropriate Regulatory Authority for registration or issuance.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the stockholders of Target in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, the FTC, the DOJ, the U.S. Bureau of Customs & Border Protection, FDA, the European Medicines Agency (EMEA), European Union member-state competent authorities, other such foreign agencies responsible for regulating the pharmaceutical or biologics industry, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries, and their Collaboration Partners.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stockholders’ Meeting” means the meeting of the stockholders of Target to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

“Sub Common Stock” means the common stock, par value $0.01 per share, of Sub.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of a majority equity interest in, or all or a majority of all of the assets and liabilities of, the Target Entities and (ii) with respect to which the board of directors of Target (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of Target Financial Advisor) to be more favorable to Target’s stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Target, after obtaining the advice of Target Financial Advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

“Surviving Corporation” means Target as the surviving corporation resulting from the Merger.

“Target Common Stock” means the common stock, par value $0.01 per share, of Target.

“Target Disclosure Memorandum” means the written information set forth in a disclosure letter delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Target Entities” means, collectively, Target and the Target Subsidiaries.

“Target Financial Advisor” means J.P. Morgan Securities Inc.

“Target Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Target as of March 31, 2008 and as of December 31, 2007, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2008, and for the period from July 21, 2003 to March 31, 2008, and (ii) the consolidated balance sheets of Target (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2008.

“Target Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Target Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of the Target Entities, taken as a whole, or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that with respect to clause (i), “Target Material Adverse Effect” shall be deemed to exclude the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental or Regulatory Authorities, (B) changes in GAAP, (C) actions and omissions of any Target Entity taken with the prior written consent of Buyer in contemplation of the transactions contemplated hereby, (D) the effects of compliance with this Agreement on the operating performance of Target, including expenses incurred by Target in consummating the transactions contemplated by this Agreement, (E) the execution and public announcement of this Agreement or any of the transactions contemplated by this Agreement, (F) changes in the market price or trading volume of Target Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Target Material Adverse Effect has occurred or is reasonably expected to occur), (G) the entry into the market of products competitive with any of Target’s Product Candidates, the failure to receive any regulatory approvals for any of Target’s Product Candidates, or Target’s failure to successfully conduct clinical trials in a timely manner for any of its products in development or any other adverse regulatory development affecting the Target Entities or the Target Product Candidates in any manner, (H) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (I) any failure by Target to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Target Material Adverse Effect has occurred or is reasonably expected to occur).

Notwithstanding any provision to the contrary, it shall be a “Target Material Adverse Effect” in the event that any of the following occurs: (i) action by the FDA that precludes Orphan Exclusivity for Cinryze for the prophylaxis of HAE; (ii) receipt of a complete response letter from the FDA requiring a Class 2 resubmission or a communication from the FDA that such a complete response letter will be forthcoming, in each case other than with respect to solely acute indications; (iii) a requirement by the FDA that restricts the prophylactic use of Cinryze to any subset of HAE patients more restrictive, in any material respect, than the enrollment criteria used in Target’s pivotal Phase 3 study for the prophylactic use of Cinryze; (iv) a requirement by the FDA that Target conduct a Phase 4 clinical trial requiring enrollment of (A) more than 100 patients for the prophylactic use of Cinryze in the aggregate or (B) more than 20% of the actual patients participating, as of the date hereof, in Target’s existing open-label trials; (v) a requirement to implement an FDA-mandated Risk Evaluation and Mitigation Strategy program (“REMS”); (vi) the occurrence or discovery of any “serious adverse event” (as defined in 21 C.F.R. § 312.32(a)) from previous or ongoing clinical studies with Cinryze that (A) results in a “black box” warning for Cinryze or notification by the FDA that may result in such a “black box” warning or (B) results in a clinical hold of Target’s trials or programs; or (vii) the FDA mandates a “black box” warning for all products in the class of C1 Inhibitors (including Cinryze).

“Target Option Plan” means the 2004 Omnibus Incentive Compensation Plan of Target, as amended.

“Target Subsidiaries” means the Subsidiaries of Target, which shall include the Target Subsidiary described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Effective Time.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Warrant Agreements” mean each Target Contract evidencing a warrant to purchase shares of Target Common Stock.

(b) The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page
Acquisition Agreement	35
Agreement	1
Antitrust Laws	37
Average Closing Price	3
Buyer	1
Buyer Contracts	29
Buyer SEC Reports	25
Cash Consideration	3
Certificate	5
Certificate of Merger	2
Certificates	5
Closing	2
COBRA	17
Collaboration	20
Collaboration Partner	20
Continuing Employees	40
CVR	3
CVR Agreement	1
DGCL	1
DOJ	37
DOL	16
Domain Names	50
Effective Time	2
End Date	46
Exchange Agent	5
Exchange Ratio	3
FCPA	22
FDCA	20
FTC	37
HRA Plan	39
Human Testing Authorization	19
Indemnified Party	40
IP Contract	18
Leased Real Property	22
Leases	22
Maximum Amount	40
Merger	2
Merger Consideration	3
NDA	20
Option Consideration	5
Orderly Sale Agreement	44
Patents	50
Product Candidates	19
Proxy/Prospectus	35
Restricted Stock	5
Sarbanes-Oxley Act	14
Stock Consideration	3
Sub	1
Subsequent Determination	36
Takeover Laws	22
Target	1
Target 401(k) Plan	39
Target Benefit Plans	16
Target ERISA Plan	16
Target Material Contracts	18
Target Options	4
Target Plan Option	4
Target Product Candidates	19
Target SEC Reports	9
Target Stockholder Approval	35
Termination Fee	57
Trade Secrets	50
Trademarks	50
Uncertificated Shares	5
Voting Agreement	1
Warrant Holders	42

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

11.2	Expenses; Termination Fee.

(a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy/Prospectus.

(b) Notwithstanding the foregoing:

(i) if (1) another Acquisition Proposal has been publicly announced and not withdrawn, (2) Target or Buyer terminates this Agreement pursuant to Section 10.1(d)(iii), and (3) within 12 months of such termination, Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 10% and 90% amounts in the definition of Acquisition Transaction to 50%);

(ii) if (1) Buyer terminates this Agreement pursuant to Section 10.1(c) or Section 10.1(h) and (2) within 9 months of such termination, Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 10% and 90% amounts in the definition of Acquisition Transaction to 50%); or

(iii) if (1) Buyer terminates this Agreement pursuant to Section 10.1(e) and (2) within 12 months of such termination, Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 10% and 90% amounts in the definition of Acquisition Transaction to 50%), then Target shall pay to Buyer an amount equal to $18.5 million (the “Termination Fee”). If Buyer terminates the Agreement pursuant to Section 10.1(h) and the condition set forth in Section 11.2(b)(ii)(2) has not been met, then Target shall pay to Buyer an amount equal to the aggregate amount of all reasonable documented fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Buyer in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, not to exceed $3.5 million (the “Expense Reimbursement”) in same-day funds two business days following the date of termination of this Agreement; provided that if the condition set forth in Section 11.2(b)(ii)(2) is later satisfied the Termination Fee (less the amount of any Expense Reimbursement that has been paid) shall also be paid. Target hereby waives any right to set-off or counterclaim against such amounts. If the Termination Fee shall be payable pursuant to Section 11.2(b)(i), Section 11.2(b)(ii), Section 11.2(b)(iii) or the proviso to the second preceding sentence, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction.

(c) Target and Buyer acknowledge that the agreements contained in Section 11.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither Target nor Buyer would enter into this Agreement; accordingly, if Target fails to pay promptly any fee or amount payable by it pursuant to this Section 11.2, then Target shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee or amount, together with interest on the amount of the fee or amount at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

(d) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by Target of the terms of this Agreement or otherwise limit the rights of Buyer.

11.3	Entire Agreement.

This Agreement and the documents, instruments and exhibits referred to herein constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Sections 8.11 and 8.12.

11.4	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained.

11.5	Waivers.

(a) Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Effective Time, Target, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer or Sub, to waive or extend the time for the compliance or fulfillment by Buyer or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.7	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Target:	Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
New York, NY 10017
Facsimile Number: (212) 682-2559

Attention: Judson Cooper

With copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Facsimile Number: (212) 728-9592

Attention: Jeffrey S. Hochman

Becker & Poliakoff, LLP 45 Broadway, 11th Floor New York, NY 10006
Facsimile Number: (212) 557-0295

Attention: Victor J. DiGioia

Buyer:	ViroPharma Incorporated 397 Eagleview Boulevard Exton, PA 19341
Facsimile Number: (610) 458-7380

Attention: J. Peter Wolf

With a copy to (which shall not constitute notice):

DLA Piper US LLP
6225 Smith Avenue
Baltimore, MD 21209-3600 Facsimile Number: (410) 580-3251

Attention: Howard S. Schwartz

11.8	Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or Litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, and any appellate court from any thereof. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.11	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13	Waiver of Jury Trial.

Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any such right such Party may have to a trial by jury in respect of any Litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party certifies that (a) no representative, agent or attorney of the other Party has represented expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implications of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party as been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.13.

11.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

VIROPHARMA INCORPORATED

By:	/s/ Vincent J. Milano
Name:	Vincent J. Milano
Title:	Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

HAE ACQUISITION CORP.

By:	/s/ Vincent J. Milano
Name:	Vincent J. Milano
Title:	Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

LEV PHARMACEUTICALS, INC.

By:	/s/ Judson Cooper
Name:	Judson Cooper
Title:	Chairman